EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Asure Software, Inc. on Form S-3 (File Nos. 333-182828, 333-212317 and 333-216075) and Form S-8 (File Nos. 333-175186 and 333-215097) of our report dated March 16, 2018, with respect to our audits of the consolidated financial statements of Asure Software, Inc. as of December 31, 2017 and 2016 and for the years then ended and our report dated March 16, 2018 with respect to our audit of the effectiveness of internal control over financial reporting of Asure Software, Inc. as of December 31, 2017, which reports are included in this Annual Report on Form 10-K of Asure Software, Inc. for the year ended December 31, 2017.

/s/ Marcum llp

Marcum LLP
Irvine, California
March 16, 2018